Exhibit 99.1

MTech Acquisition Corp. and MJ Freeway LLC Announce
Form S-4 Registration Statement Declared Effective By SEC

New York– May 21, 2019 – MTech Acquisition Corp. (NASDAQ: MTEC) (“MTech”), the first US-listed Special Purpose Acquisition Company (SPAC) focused on acquiring a business ancillary to the cannabis industry, and MJ Freeway LLC (“MJ Freeway”), a leading seed-to-sale, regulatory compliance technology provider and developer of the cannabis industry’s first enterprise resource planning platform, today announced that MTech Acquisition Holdings Inc.’s registration statement on Form S-4, which includes MTech’s proxy statement in connection with the proposed merger between MTech and MJ Freeway under MTech Acquisition Holdings Inc. (to be renamed Akerna Corp.), was declared effective by the Securities and Exchange Commission on May 14, 2019.

MTech stockholders will be requested to vote on the proposed merger with MJ Freeway and related matters at a special meeting to be held on June 17, 2019. Shareholders of record as of May 13, 2019, will be entitled to vote at the special meeting.

As previously announced, the combined company will be named Akerna Corp. (“Akerna”). Following the merger closing, Akerna’s shares and warrants are expected trade on the NASDAQ under the trading symbols “KERN” and “KERNW,” respectively. Akerna’s management team will be led by MJ Freeway’s Chief Executive Officer (CEO) Jessica Billingsley, who will continue to run day-to-day operations of the combined company. Additionally, Scott Sozio, CEO of MTech; Tahira Rehmatullah, MTech’s Chief Financial Officer (CFO); and Douglas Rothschild, MTech Senior Advisor, will be appointed to Akerna’s Board of Directors.

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About MJ Freeway:
Founded in 2010, MJ Freeway is a large and growing regulatory compliance and inventory management technology company. MJ Freeway’s proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Nine years ago, MJ Freeway identified a need for organic material tracking and regulatory compliance SaaS solutions in the growing cannabis and hemp industry. It developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. MJ Freeway provides its regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and its business software platform, MJ Platform®, to state-licensed businesses. MJ Freeway currently has clients in 29 of the 33 U.S. states that have legalized cannabis in some form, as well as the District of Columbia. MJF also serves clients in Australia, Canada, Chile, Colombia, Denmark, New Zealand, South Africa, Spain, Switzerland and Uruguay. The Leaf Data Systems® and MJ Platform® have combined tracked more than $13 billion in medicinal and recreational cannabis sales to date.

As previously announced, MJ Freeway has entered into definitive agreements for a proposed merger with MTech.

About MTech Acquisition Corp.
MTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. MTech’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although MTech intends to focus its search on companies ancillary to the cannabis industry, with a particular sector focus that includes compliance, business intelligence, brand development and media.

MTech is led by Executive Chairman Steven Van Dyke and Chief Executive Officer Scott Sozio.

Forward Looking Statements:

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside MJ Freeway’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to obtain MTech stockholder approval of the business combination with MJ Freeway; the inability to complete the transaction contemplated by the merger agreement governing such business combination because of failure of closing conditions or other reasons; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by MTech stockholders; the ability of the new public company formed for the proposed MJ Freeway-MTech business combination (“Pubco”) to meet the listing standards of The Nasdaq Stock Market following the consummation of the transactions contemplated by the merger agreement; costs related to the proposed business combination; MJ Freeway’s ability to manage growth; the reaction of MJ Freeway’s customers and suppliers to the business combination; Pubco’s ability to identify and integrate other future acquisitions; rising costs adversely affecting MJ Freeway’s profitability; adverse changes to the legal environment for the cannabis industry; and general economic and market conditions impacting demand for MJ Freeway’s products and services. See the risk factors that have been disclosed in the Pubco’s proxy/registration statement, dated May 15, 2019, as filed with the U.S. Securities and Exchange Commission on May 16, 2019, for additional risks associated with the business combination. None of MTech, Pubco or MJ Freeway undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation
MTech, Pubco, MJ Freeway, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of MTech stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of MTech’s directors in the final prospectus for MTech’s initial public offering dated as of January 29, 2018 and that was filed with the SEC on January 30, 2018, and well as in any annual reports on Form 10-K that may be filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

MJ Freeway Media Contact:
Jon Goldberg / McKenna Miller

KCSA Strategic Communications

jgoldberg@kcsa.com / mmiller@kcsa.com
(212) 896-1282 / (347) 487-6197